Exhibit 99.1

Novelos Therapeutics, Inc.

Compensation for Independent Directors

1. Cash Compensation: Independent directors shall receive a quarterly retainer of $4,000, payable in arrears. The chair of the audit committee shall receive an annual retainer of $5,000, payable quarterly in arrears. The chair of the nominating and corporate governance committee and chair of the compensation committee shall each receive an annual retainer of $3,000, payable quarterly in arrears.

2. Option Grants: Independent directors shall receive quarterly an option to purchase 5,000 shares of common stock, $0.00001 par value per share (the ‘‘Common Stock’’) at a price per share equal to the closing price of the Common Stock on the date prior to the quarterly meeting of the board of directors. Such options shall vest equally over eight quarters.

3. Compensation for Attendance at Meetings:

(a) Independent directors shall be compensated $1,000 for attending each in-person meeting of the board of directors or of any committee (other than a committee meeting taking place on the same date as a full board meeting, for which no additional compensation is paid).

(b) Independent directors shall be compensated $500 for attending each meeting of the board of directors or of any committee attended by teleconference call.

4. Reimbursement of Expenses: Independent directors shall be reimbursed for reasonable travel and out-of-pocket expenses incurred in connection with their performance of duties as a director of Novelos.